EXHIBIT 99.1

Visa Inc. Announces Resignation of Gary A. Hoffman from the Board of Directors

San Francisco - March 30, 2018 - Visa Inc. (NYSE:V) announced today that Gary A. Hoffman has resigned as a member of the company’s Board of Directors effective immediately in order to pursue other opportunities. “Gary has been a valuable member of the Visa Inc. Board, and has contributed meaningfully to the Board’s oversight of the successful integration of Visa Europe with Visa,” said Alfred F. Kelly, Jr., Chief Executive Officer, Visa Inc. “Gary’s advice and insight will be missed, and on behalf of everyone at Visa, I want to thank Gary for his contributions to the Visa Inc. Board, as well as his 17 years of service on the Visa Europe Board, and wish him well in his future endeavors.”
Mr. Hoffman joined the Visa Inc. Board in June 2016 and served on the Board’s Audit and Risk Committee.
Mr. Hoffman, who has also served on the Visa Europe Board and currently serves as its Chairman, will be stepping down from that position effective June 30, 2018. Debbie Hewitt, who joined the Visa Europe Board in June 2017 as an independent non-executive director, will become Chair of the Visa Europe Board upon Mr. Hoffman’s departure in June.
“I am pleased to have had a long and productive relationship with Visa through my service on the Visa Europe Board and more recently the Visa Inc. Board,” said, Mr. Hoffman. “I am proud of the work we have done to transform Visa’s European business and integrate it with the broader Visa organization. I wish Al and the Visa team continued success.”
About Visa Inc.
Visa Inc. (NYSE: V) is the world’s leader in digital payments. Our mission is to connect the world through the most innovative, reliable and secure payment network - enabling individuals, businesses and economies to thrive. Our advanced global processing network, VisaNet, provides secure and reliable payments around the world, and is capable of handling more than 65,000 transaction messages a second. The company’s relentless focus on innovation is a catalyst for the rapid growth of connected commerce on any device, and a driving force behind the dream of a cashless future for everyone, everywhere.  As the world moves from analog to digital, Visa is applying our brand, products, people, network and scale to reshape the future of commerce. For more information, visit usa.visa.com/aboutvisa, visacorporate.tumblr.com and @VisaNews.
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Contacts:
Investor Relations
Patrick Laney, 650-432-7644, ir@visa.com
Media Relations
Will Stickney, +1 415-805-4892, globalmedia@visa.com